Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated December 14, 2017, is made by and between QuantRx Biomedical Corporation, a Nevada corporation (“Seller”), and Preprogen LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are collectively referred to herein as the “Parties” and each individually as a “Party”.

WHEREAS, the Parties desire that, at the Closing (defined below) and subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the Purchased Assets (defined below).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the Parties hereto agree as follows:

SECTION 1.
DEFINITIONS AND TERMS.

1.1 Specific Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of such Person’s voting securities, by contract or otherwise.

“Allocation” has the meaning set forth in Section 3.4.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Base Cash Amount” has the meaning set forth in Section 2.3.

“Business” means the collection and analysis of vaginal fluid and exfoliated vaginal cells, including, but not limited to, fetal cellular material and/or cancer cells utilizing, among other resources, the proprietary PadKit technology of Seller, and the commercialization of the foregoing.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.1(a).

“Code” has the meaning set forth in Section 3.4.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Disagreement Notice” has the meaning set forth in Section 7.3(f).

“Disputed Items” has the meaning set forth in Section 4.2.

“Encumbrance” means any mortgage, lien, pledge, security interest, charge, encumbrance, claim, covenant, condition or restriction or any other adverse claim, right or encumbrance of any kind or nature whatsoever.

“Equity Amount” has the meaning set forth in Section 2.3.

“Equity Consideration” has the meaning set forth in Section 3.2(c).

“Excluded Business” means the development, manufacturing, marketing and sale of the over-the-counter (“OTC”) miniform products for the feminine hygiene markets and hemorrhoid treatment markets, including, for the avoidance of doubt, the OTC Pad technologies, including feminine and anal hygienic pad, and lateral flow technology.

“Excluded Liabilities” has the meaning set forth in Section 2.2.

“Final Revenue Statement” has the meaning set forth in Section 4.2.

“Fundamental Representations” means, collectively, Sections 5.1(a) (Organization), 5.1(b) (Authorization), 5.1(c)(i) (No Conflicts), and 5.1(k) (No Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or other political subdivision thereof or any entity, body, regulatory or administrative authority, agency, commission, court, tribunal or judicial body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Independent Expert” has the meaning set forth in Section 4.2.

“Intellectual Property” means all rights in intellectual property throughout the world, including:

(a)           all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention (“Copyrights”);

(b)           all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms (“Patents”);

(c)           all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including intent to use applications), and all goodwill related to the foregoing (“Trademarks”);

(d)           all domain name registrations (“Domain Names”);

(e)           any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public. Trade Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing (“Trade Secrets”);

(f)          novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, and inventions, whether or not patentable, scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of Seller or the Business (“Know How”);

(g)        (i) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), (ii) databases and compilations, including any and all data and collections of data, and (iii) all content contained on Internet site(s) (“Software”);

(h)         all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and

(i)          the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.

“IP Assignments” has the meaning set forth in Section 3.2.

“Knowledge of Seller” means the actual knowledge after reasonable due inquiry of Dr. Shalom Hirschman and Michael Abrams.

“Law” or “Laws” means any law (both common and statutory law and civil and criminal law), treaty, convention, rule, directive, legislation, ordinance, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations) or similar provision having the force of law or an order of any Governmental Authority.

“License Agreement” has the meaning set forth in Section 3.2(c).

“Losses” has the meaning set forth in Section 7.1(a).

“Notice of Claim” has the meaning set forth in Section 7.3(a).

“Other Transaction Documents” means, collectively, the Preprogen Operating Agreement, the IP Assignments, the Warrant and the License Agreement.

“Owned IP” has the meaning set forth in Section 5.1(g)(i)(A).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including any Governmental Authority.

“Preprogen Operating Agreement” has the meaning set forth in Section 3.2(c).

“Proceeding” has the meaning set forth in Section 7.3(a).

“Promissory Notes” has the meaning set forth in Section 3.2(b).

“Promissory Notes Amount” means $65,000, representing the aggregate outstanding principal amount of the Promissory Notes.

“PTO” has the meaning set forth in Section 5.1(g)(ii)(C).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchase Price” has the meaning set forth in Section 3.4.

“Registered IP” has the meaning set forth in Section 5.1(g)(i)(A).

“Revenue” means the amount of gross revenue recognized by Buyer following the Closing from the sale of products that utilize, in whole or in part, or royalty payments or licensing fees received by Buyer with respect to, (i) the Patents included in the Owned IP acquired pursuant to this Agreement that relate primarily to the Business, and/or (ii) improvements to, or extensions of, such acquired Patents made by, or issued to, Buyer following the Closing or any Patents developed by Buyer following the Closing that relate, in whole or in part, to such acquired Patents, in each case, calculated in accordance with GAAP.

“Revenue Payment” has the meaning set forth in Section 4.1.

“Revenue Statement” has the meaning set forth in Section 4.1.

“Securities Act” has the meaning set forth in Section 5.1(h).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Disclosure Schedule” has the meaning set forth in Section 5.1.

“Seller Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Warrant” has the meaning set forth in Section 3.2.

“Warrant Shares” has the meaning set forth in Section 5.1(h).

“Warrantholder” has the meaning set forth in Section 2.3.

1.2 Other Definitional Provisions. All references to Articles, Sections and Exhibits are references to Articles, Sections and Exhibits of this Agreement unless otherwise provided. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import. The terms “dollars” and “$” mean U.S. dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The words “hereof”, “hereto”, “hereby”, “herein”, “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “the date of this Agreement”, “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. References to any Law shall be deemed to refer to such Law and the rules and regulations promulgated thereunder, as in effect from time to time prior to the Closing, and any successor to such Law. The exhibits and annexes to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

SECTION 2.
PURCHASE AND SALE OF ASSETS.

2.1 Purchased Assets. Seller shall (and, effective as of the Closing, does hereby) sell, assign, transfer and deliver to Buyer, and Buyer shall (and, effective as of the Closing, does hereby) purchase and accept from Seller, at the Closing, all legal and beneficial right, title and interest of Seller in and to all of the Purchased Assets, in each case, free and clear of any and all Encumbrances. “Purchased Assets” means, collectively, all properties, rights, claims, assets, records, Intellectual Property (including patents, know-how, trade secrets, and diagnostic applications and data) of Seller related to the Business. Further and not in limitation of the foregoing, Purchased Assets shall include the properties, rights, claims, assets, records and Intellectual Property set forth on Schedule A.

2.2 Excluded Assets and Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer is not purchasing any properties, rights, claims or assets of Seller other than the Purchased Assets and is not assuming any liability or obligation of Seller or any of its Affiliates (or any predecessor of Seller or any of its Affiliates, or any prior owner of all or part of Seller’s or its Affiliates’ businesses or assets) of whatever nature, whether absolute, accrued, contingent or otherwise, and whether presently in existence or arising hereafter. All such liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or its Affiliates, as applicable (all such liabilities and obligations herein referred to as the “Excluded Liabilities”).

2.3 Transaction Consideration. The aggregate consideration to be paid by Buyer in respect of the transactions contemplated by this Agreement shall consist of (a) one million dollars ($1,000,000) (the “Base Cash Amount”), which shall be paid in the manner set forth in Section 3.2(a), (b) the issuance by Buyer of the Equity Consideration, as such term is defined in Section 3.2(c) below, which for purposes of this Agreement shall be valued at five hundred thousand dollars ($500,000) (the “Equity Amount”), and (c) Seller’s right to receive the Revenue Payments, if any, pursuant to Section 4. In addition, as part of the overall consideration for the transactions contemplated hereby, Seller shall issue the Warrant to Rashbi Capital Group, LLC, a Delaware limited liability company (the “Warrantholder”), in accordance with Section 3.2(g).

SECTION 3.
CLOSING.

3.1 Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, at 10:00 a.m. on the date hereof, simultaneously with the execution and delivery hereof, unless another time, date or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to herein as the “Closing Date”, and the Closing will be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.

3.2 Closing Transactions. At the Closing, the following transactions shall be effected by the Parties:

(a) Buyer shall pay, by wire transfer of immediately available funds to the account(s) designated in writing by Seller prior to the Closing, an amount equal to the Base Cash Amount, less (i) the Promissory Notes Amount, and (ii) the Portland Payoff Amount.

(b) Buyer shall pay to the City of Portland (“Portland”) on behalf of Seller and in accordance with the payment instructions set forth in the payoff letter attached hereto as Exhibit 3.2(b) the aggregate amount indicated on such payoff letter as required to be paid to Portland on the Closing Date in order to fully discharge the indebtedness owing to Portland (such amount, the “Portland Payoff Amount”).

(c) Each of the Parties agrees that, effective concurrently with the payment by Buyer pursuant to Section 3.2(a), (i) that certain Convertible Promissory Demand Note, with an issuance date of May 8, 2017, issued by Seller to Buyer in the principal sum of $25,000, (ii) that certain Convertible Promissory Demand Note, with an issuance date of March 16, 2017, issued by Seller to Buyer in the principal sum of $25,000 (iii) that certain Convertible Promissory Demand Note, with an issuance date of October 2, 2017, issued by Seller to Buyer in the principal sum of $15,000 (such Convertible Promissory Demand Notes collectively, the “Promissory Notes”) shall be canceled and terminated, and any and all of the rights, obligations, covenants, agreements, representations and warranties contained therein (including any interest accrued thereon and all other rights of the holder thereunder) shall be canceled and terminated and of no further force and effect.

(d) Buyer shall issue to Seller that number of membership interests of Buyer equal to 15% of the issued and outstanding membership interests of Buyer on a fully diluted basis as of the Closing Date (assuming the conversion, exercise, or exchange for membership interests of all convertible securities issued and outstanding prior to such conversion, all outstanding warrants and options, and all other convertible debt, notes, debentures, or any other securities which are convertible, exercisable or exchangeable for membership interests (“Convertible Securities”), including for such purpose all Convertible Securities which Buyer has agreed to issue prior to such conversion (the “Equity Consideration”), for an aggregate price equal to the Equity Amount in accordance with this Agreement and that certain Amended and Restated Limited Liability Company Agreement of Buyer in the form attached hereto as Exhibit 3.2(d) (the “Preprogen Operating Agreement”).

(e) Seller and the other equity holders named in the Preprogen Operating Agreement shall duly execute and deliver to each other the Preprogen Operating Agreement.

(f) Seller shall duly execute and deliver to Buyer each of the intellectual property assignments attached hereto as Exhibit 3.2(f) (the “IP Assignments”).

(g) Seller shall duly execute, deliver and issue to the Warrantholder, and the Warrantholder shall duly execute and deliver to Seller, the warrant in the form attached hereto as Exhibit 3.2(g) (the “Warrant”).

(h) Buyer and Seller shall duly execute and deliver to each other the license agreement in the form attached hereto as Exhibit 3.2(h) (the “License Agreement”).

3.3 Sales and Transfer Taxes. Seller shall bear solely all sales, use, excise, and other transfer taxes and duties applicable to the transfer of the Purchased Assets in connection with this Agreement and the Other Transaction Documents. Any payment or reimbursement under this Section 3.3 shall be made within ten (10) Business Days after any such valid request for payment or reimbursement.

3.4 Purchase Price Allocation. The Base Cash Amount and the Revenue Payments to be made in accordance with Section 4, if any, (the “Purchase Price”) shall be allocated among the Purchased Assets in the manner agreed upon by Seller and Buyer in good faith as promptly as practicable following the Closing in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) (such resulting allocation, the “Allocation”). Seller and Buyer agree that they will adopt and utilize the amounts allocated to each of the Purchased Assets for all purposes, including all tax returns filed by them and that they will not take any position or action inconsistent therewith or on any such tax return or in any legal or administrative proceeding or otherwise. Each Party hereto agrees to prepare and timely file all applicable Internal Revenue Service and applicable state tax forms relating to the Allocation including IRS Form 8594, to reasonably cooperate with the other Party in the preparation of such forms. Each Party agrees that any Revenue Payments made in accordance with Section 4 and any indemnification payments made in accordance with Section 7 shall each be treated as adjustments to the Purchase Price. The parties agree to treat the transaction for U.S. federal, state and local income tax purposes (a) as a taxable sale and purchase to the extent of the Base Cash Amount and Revenue Payments, and (b) as a contribution of property to Buyer under Section 721(a) of the Code to the extent of the Equity Amount. No party hereto (nor any of such party’s Affiliates) shall take any position inconsistent with the foregoing tax characterizations.

3.5 Withholding. Buyer shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or non-U.S. Tax law or under any applicable legal requirement and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. To the extent such amounts are so deducted or withheld and properly remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Buyer shall give Seller reasonable advance notice of its intention to withhold and an opportunity to avoid such withholding consistent with applicable Law.

SECTION 4.
REVENUE PAYMENTS.

4.1 Revenue Payment Calculation and Payment.

(a) Calculation. In addition to the payments contemplated by Section 3.2 and subject to the conditions set forth in this Section 4, Seller shall be eligible to receive additional payments (the “Revenue Payments”) based upon Revenue, if any, in accordance with this Section 4. The amount of Revenue Payments that Seller is entitled to receive hereunder, if any, will be calculated as follows:

(i) 1.5% of aggregate Revenue, until aggregate Revenue exceeds $100,000,000;

(ii) thereafter, 1.75% of aggregate Revenue that exceeds $100,000,000, until aggregate Revenue exceeds $200,000,000; and

(iii) thereafter, 2% of aggregate Revenue that exceeds $200,000,000.

(b) Payment. As soon as practicable, but in no event later than forty-five (45) calendar days following the end of each calendar quarter following the Closing Date, Buyer shall prepare and deliver (or shall cause to be prepared and delivered) to Seller a statement, in reasonable detail, of (i) the Revenue recognized during such calendar quarter, if any, (ii) the aggregate Revenue recognized since the Closing and (iii) the amount of the Revenue Payment (if any) earned in respect of such quarter (each, a “Revenue Statement”). If any Revenue is recognized during a calendar quarter following the Closing, then no later than forty-five (45) calendar days following the end of such calendar quarter, Buyer shall pay to Seller, by wire transfer of immediately available funds to the bank account(s) designated in writing by Seller, the Revenue Payment earned during such calendar quarter (or the pro rata amount thereof in the case of any partial calendar quarter period), as reflected on the Revenue Statement for such calendar quarter.

4.2 Disputes. If Seller shall have any disagreement with respect to any Revenue Statement or the calculation of any Revenue Payment, Seller shall have the right to dispute such Revenue Statement(s) and calculation of Revenue Payment(s), no more than once per calendar year (and such dispute shall be limited to the Revenue Statements and calculation of any Revenue Payment delivered in such calendar year), by giving written notice to Buyer. Any such notice from Seller shall specify, in reasonable detail, such disagreement and the basis therefor. The failure by Seller to notify Buyer of its disagreement within thirty (30) calendar days following the end of each calendar year will constitute Seller’s acceptance of the applicable Revenue Statement(s), the calculation(s) of the Revenue recognized (if any) set forth in such Revenue Statement(s), the calculation(s) of aggregate Revenue recognized since the Closing as set forth in such Revenue Statement(s) and the amount of the Revenue Payment(s) (if any) earned in respect of the quarter(s) with respect to which such Revenue Statement(s) relate, and the foregoing shall be deemed final and binding on the Parties. Any item contained in a Revenue Statement(s) for which Seller has not notified Buyer of a dispute within such thirty (30) calendar day period shall be deemed final and binding on the Parties. If Buyer and Seller are unable to resolve any disagreement between them within thirty (30) calendar days after Seller’s giving of notice of such disagreement, or such longer period as Buyer and Seller may mutually agree, the items in dispute (collectively, the “Disputed Items”) will promptly be referred for determination and resolution to a nationally-recognized accounting firm mutually agreed by Buyer and Seller (the “Independent Expert”). Buyer and Seller shall each make written submissions to the Independent Expert promptly (and in any event within ten (10) calendar days of the Independent Expert’s engagement), which submissions shall contain such party’s computation of the Disputed Items and information, arguments, and support for such party’s position as such party may elect to offer. The Independent Expert shall be instructed to, within thirty (30) calendar days of the date on which a Disputed Item has been referred to it for determination, (i) make a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Expert by Buyer and Seller) only as to each of the Disputed Items and shall have no authority to review and make a determination with respect to any item which has not been submitted by Seller and Buyer for determination by the Independent Expert, and (ii) based on the items not in dispute and on the Independent Expert’s determination of the Disputed Items, calculate the applicable Final Revenue Statement for the applicable calendar quarter(s) and the Revenue Payment(s) earned (if any) during such calendar quarter(s), which determination and calculation will be (x) in writing, (y) promptly furnished to Seller and Buyer after the Disputed Items have been referred to the Independent Expert (but in any event, to the extent possible, within thirty (30) calendar days) and (z) conclusive and binding upon each of the parties hereto and not subject to appeal absent fraud or manifest error. In resolving any Disputed Item, the Independent Expert may not assign a value to any item greater than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party. Any applicable Revenue Statement, (A) as agreed upon by Buyer and Seller following Seller’s delivery of a notice of disagreement, or (B) as finally determined by the Independent Expert pursuant to this Section 4.2, shall be referred to herein as a “Final Revenue Statement”. In connection with its determination of the Disputed Items, the Independent Expert will be entitled to review the workpapers, trial balances and similar materials and any books and records related thereto. The fees and expenses of the Independent Expert will be paid by Buyer and Seller in inverse proportion as they may prevail (based on the disputed items as resolved by the Independent Expert as compared to the disputed items proposed by Buyer and Seller) as determined by the Independent Expert. If the amount of the Revenue Payment earned with respect to any calendar quarter as set forth in the Final Revenue Statement for such calendar quarter exceeds the amount previously paid by Buyer with respect to such calendar quarter in accordance with Section 4.1, Buyer shall pay such excess to Seller within five (5) Business Days after the determination of the Final Revenue Statement for such calendar quarter in accordance with this Section 4.2.

4.3 Post-Closing Operation of the Purchased Assets. Subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Purchased Assets, it being understood and agreed that Buyer has no obligation to operate the Purchased Assets in order to achieve any Revenue or Revenue Payment or to maximize the amount of the Revenue Payments; provided, that Buyer shall comply with the covenant of good faith and fair dealing implicit in this Agreement. For the avoidance of doubt, it is understood and agreed that (a) the contingent rights to receive any Revenue Payments shall not be represented by any form of certificate or other instrument, are not transferable without the prior written consent of Buyer, and do not constitute an equity or ownership interest in Buyer or any Affiliate thereof, (b) Seller shall not have any rights as a securityholder of Buyer or any of its Affiliates as a result of contingent right to receive any Revenue Payments hereunder, (c) no interest is payable with respect to any Revenue Payments, and (d) neither Buyer, nor any of its Affiliates shall owe any fiduciary duty to Seller as though it were an equity holder of Buyer or any of its Affiliates or otherwise as a result of the contingent right to receive any Revenue Payments hereunder.

4.4 Setoff Right. Any payment due by Buyer to Seller pursuant to this Section 4 shall be permitted to be set off against any payment owed by Seller under Section 7.1.

SECTION 5.
REPRESENTATIONS AND WARRANTIES.

5.1 Seller Representations and Warranties. Subject to such exceptions as are specifically set forth in the appropriate section or subsection of the disclosure schedule delivered by Seller to Buyer on the date hereof (the “Seller Disclosure Schedule”) or in any other section or subsection of the Seller Disclosure Schedule if and to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of such disclosure without reference to the documents referenced therein, Seller hereby represents and warrants to Buyer and the Warrantholder as follows:

(a) Organization. Seller is a corporation duly created and organized, and validly existing under the laws of its jurisdiction of creation, and has full power and authority to own or use the properties and assets that it purports to own or use, and to sell, encumber, distribute, exchange or in any other way dispose of such assets. Seller is legally qualified to transact business, and, to its knowledge, there are no claims or allegations by any Person contesting or questioning the authority of Seller to conduct such business.

(b) Authorization. Seller has full corporate power and authority to execute, deliver and perform this Agreement and each Other Transaction Document to which it is a party and to consummate the transactions contemplated by this Agreement and the Other Transaction Documents. The execution, delivery and performance by Seller of this Agreement and the Other Transaction Documents to which it is a party, and the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents, have been duly authorized by all necessary corporate action of Seller. This Agreement and each Other Transaction Document to which Seller is a party have been duly executed and delivered by Seller and constitute or will constitute a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally, (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances, and (iii) public policy considerations with respect to the enforceability of rights of indemnification.

(c) No Conflicts. The execution, delivery and performance by Seller of this Agreement and the Other Transaction Documents to it is a party and the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents do not and will not (i) conflict with or result in a violation of any provision of the certificates of incorporation, bylaws or other organizational documents of Seller, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, any bond, debenture, note, mortgage, indenture, lease, agreement, or other instrument or obligation to which it is a party or by which Seller or any of its properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, or (iv) violate any Law binding upon Seller.

(d) No Consents. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be obtained or made by Seller in connection with the execution, delivery or performance by Seller of this Agreement or any Other Transaction Document to which it is a party or the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents. The representations and warranties of Seller contained in this Section 5.1, insofar as such representations and warranties pertain to compliance by Seller with the requirements of applicable state or federal securities Laws with respect to the issuance of the Warrant and Warrant Shares, are based on the representations and warranties of Buyer contained in Section 5.2(d).

(e) No Impairments. There is (i) no order, action, suit, demand or claim in writing or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing, inquiry or investigation before or by any Governmental Authority or arbitrator or official now pending or, to the knowledge of Seller, threatened, to which Seller is or may be a party or to which the business, property or assets of Seller is or may be subject, (ii) no statute, rule, regulation or order that has been enacted, adopted or issued by any Governmental Authority or, to the knowledge of Seller, that has been proposed by any Governmental Authority and (iii) no injunction, restraining order or order of any nature issued by a Governmental Authority of competent jurisdiction to which Seller is or, or to the knowledge of Seller, may be subject, that, in the case of clauses (i), (ii) and (iii) above, is reasonably expected to (A) prevent or result in the suspension of the issuance of the Warrant or Warrant Shares or (B) otherwise affect adversely the ability of Seller to consummate the transactions contemplated by this Agreement and the Other Transaction Documents.

(f) Title to Purchased Assets; Sufficiency. Seller has good, valid, marketable and exclusive title in and to each of the Purchased Assets owned by Seller free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer will have acquired good, valid, marketable and exclusive title in and to each of the Purchased Assets, free and clear of all Encumbrances. The Purchased Assets include all of the Intellectual Property that is used or held for use in the Business.

(g) Intellectual Property.

(i) General.

(A)  Schedule 5.1(g)(i)(A) lists (i) all issued Patents included in the Purchased Assets, and all pending applications for Patents included in the Purchased Assets; (ii) all registered Trademarks included in the Purchased Assets, and all pending applications for Trademarks included in the Purchased Assets; (iii) all registered Copyrights included in the Purchased Assets, and all pending applications for Copyrights included in the Purchased Assets; and (iv) all Domain Names included in the Purchased Assets; in each case of (i), (ii), (iii) and (iv) above, owned by or purported to be owned by Seller (“Registered IP”; the Registered IP, together with all other Intellectual Property, including Know How, Trade Secrets and Software, owned by or purported to be owned by Seller that is included in the Purchased Assets, collectively, the “Owned IP”). Schedule 5.1(g)(i)(A) also lists all material unregistered or common law Trademarks included in the Purchased Assets. For the Registered IP, Schedule 5.1(g)(i)(A) lists, as applicable, the Patent title, Trademark or Domain Name, the Patent number registration number or application number, date of application, registration or issuance, record owner, original applicant, registrar or country, and current status or next action due.

(B)  The Owned IP does not include, and Seller does not own or purport to own, any Software.

(C)  There are no licenses, sublicenses, agreements (development, distribution or otherwise) or other instruments involving the Owned IP, and Seller is not a party to any license, sublicense, agreement (development, distribution or otherwise) or other instrument involving any Intellectual Property of any Person.

(D)  All officers, employees and contractors of Seller who have authored, invented or otherwise developed Owned IP, have executed an agreement under which all rights, title and ownership in and to such Intellectual Property have been assigned to Seller.

(E)  Seller has not infringed upon, misappropriated or otherwise violated, and no Owned IP has or will, infringe upon, misappropriate or otherwise violate, any Intellectual Property or other proprietary right of any Person. There are no pending, nor to the Knowledge of Seller, threatened claims, proceedings or actions contesting or challenging the Owned IP. To the Knowledge of Seller, no Person, including any current or former employee or contractor of Seller, is infringing upon, misappropriating, or otherwise violating Seller’s rights to the Owned IP.

(F)  The Owned IP is free and clear of any and all Liens.

(ii) Patents.

(A)  All of the issued Patents and pending applications for Patents that are Owned IP are currently in compliance with all legal requirements for maintaining pendency of patents (including payment of filing, examination, and maintenance fees), and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(B)  No Patent that is Owned IP has been or is now involved in any infringement, interference, reissue or reexamination Proceeding and, to the Knowledge of Seller, no such action is threatened with respect to any such Patents.

(C)  Seller, the inventors and the attorneys of record, have each complied with the United States Patent and Trademark Office (“PTO”) and any other country’s or jurisdiction’s office duty of candor and good faith in dealing, including the duty to disclose to the PTO (or such other office) all information known to be material to the patentability of each of the Patents that is Owned IP. To the Knowledge of Seller, Seller has all necessary documentation underlying the specifications or claims in the Patents included in the Purchased Assets and all claims thereunder.

(D)  All assignments from all inventors and any subsequent assignee to, as the case may be, Seller, or to a predecessor-in-interest to Seller, have been executed and either recorded with the PTO (or other applicable registration authority), or submitted to the PTO (or such authorities) for the Patents that are Owned IP, such that the records of the PTO (and the applicable authority) reflect that Seller is the current owner of record of each such Patent. Copies of all Patents, recorded assignments and all maintenance fee records for each such Patent (including each application) have been made available to Buyer.

(E)  No product manufactured or sold by Seller, nor any Patent of Seller is alleged to infringe any patent or product of any Person, and to the Knowledge of Seller, no Patent of, or product manufactured or sold by, Seller is infringed.

(F)  All products sold under the Patents included in the Purchased Assets have been marked with the proper patent notice.

(iii) Trademarks.

(A)  All registered Trademarks included in the Purchased Assets, and pending applications for Trademarks included in the Purchased Assets with the PTO or any other country’s trademark office, of Seller is currently in compliance with all legal requirements (including the filing of affidavits of use and renewal applications as applicable), and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(B)  No Trademark of Seller included in the Purchased Assets has been or is now involved in any opposition, infringement, dilution, unfair competition or cancellation Proceeding and, to the Knowledge of Seller, no such action is threatened with respect to any of the Trademarks included in the Purchased Assets of Seller.

(C)  No Trademark included in the Purchased Assets of Seller is alleged to infringe Trademark of any Person, and to the Knowledge of Seller, no Trademark of Seller included in the Purchased Assets is infringed.

(D)  All products displaying a Trademark of Seller included in the Purchased Assets which has been registered with the PTO, bear the proper federal registration notice.

(iv) Copyrights. Seller does not own or purport to own any registered Copyrights or pending applications for Copyrights.

(v) Domain Names.

(A)  All registered Domain Names of Seller included in the Purchased Assets are currently in compliance with all legal requirements and are not subject to any maintenance fees or taxes or action falling due within ninety (90) days after the Closing Date.

(B)  No Domain Name of Seller included in the Purchased Assets has been or is now the subject of any dispute resolution or infringement Proceeding and, to the Knowledge of Seller, no such action is threatened with respect to any Domain Name of Seller included in the Purchased Assets.

(C)  No Domain Name of Seller included in the Purchased Assets is alleged to infringe the Trademark or the Domain Name of any other Person, and to the Knowledge of Seller, no Domain Name of Seller included in the Purchased Assets is infringed.

(D)  Seller has taken commercially reasonable steps to protect the proprietary nature of the Owned IP and to maintain in confidence all Trade Secrets and confidential Intellectual Property and information owned or used by Seller. To the Knowledge of Seller, no Trade Secret or other confidential Owned IP has been disclosed or authorized to be disclosed to any Person, including any employee, agent, contractor, or other entity, other than pursuant to a non-disclosure agreement or other conditional obligation that protects Seller’s proprietary interests in and to such Trade Secrets or confidential Intellectual Property or information. All such agreements, if any, have been made available to Buyer.

(h) Warrant. Without limiting the other representations and warranties contained in this Section 5.1: (i) Seller has all requisite corporate power and authority to issue and sell the Warrant and, upon exercise of the Warrant, to issue the securities issuable upon exercise of the Warrant (the “Warrant Shares”); and (ii) the issuance and sale of the Warrant, the reservation of the Warrant Shares issuable upon exercise of the Warrant and, upon exercise of the Warrant, the issuance of the Warrant Shares, have been duly exercised by all necessary corporate action on the part of Seller. Assuming the accuracy of the representations and warranties of Warrantholder contained in the Warrant, the offer, sale and issuance of the Warrant and the Warrant Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and any other applicable Laws. Schedule 5.1(h) sets forth any (x) shares of capital stock or other equity, ownership or voting interests of the Seller, (y) securities or instruments convertible into or exchangeable for shares of capital stock or other equity, ownership or voting interests of the Seller, and (z) equity-equivalents, earnings, profits or revenue-based or equity-based rights of the Seller, in each case of (x) through (y) above, issued and outstanding as of the date hereof. Except as set forth on Schedule 5.1(h), the Seller has not issued or agreed to issue any (x) shares of capital stock or other equity, ownership or voting interests, (y) securities or instruments convertible into or exchangeable for shares of capital stock or other equity, ownership or voting interests, or (z) equity-equivalents, earnings, profits or revenue-based or equity-based rights.

(i) Equity Consideration. The Equity Consideration is being acquired for Seller’s own investment portfolio and account (and not on behalf of, and without the participation of, any other Person) with the intent of holding such Equity Consideration for investment and without the intent of participating, directly or indirectly, in a distribution of any portion of the Equity Consideration and not with a view to, or for resale in connection with, any distribution of any portion of the Equity Consideration, nor is Seller aware of the existence of any distribution of Buyer’s securities. Seller acknowledges that Equity Consideration was not offered to Seller by means of publicly disseminated advertisements of sales literature, nor is Seller aware of any offers made to other Persons by such means. Seller is an “accredited investor” (as defined in Rule 501 promulgated under the Securities Act) and is knowledgeable and experienced in finance, securities and investments and has had sufficient experience analyzing and investing in securities similar to the Equity Consideration so as to be capable of evaluating the merits and risks of an investment in the Equity Consideration. Seller is able to bear the economic risk of an investment in the Equity Consideration. Seller has had an opportunity to discuss Buyer’s business, management, financial affairs and the terms and conditions of the issuance of the Equity Consideration with Buyer. Seller understands that no portion of the Equity Consideration will have been registered pursuant to the Securities Act or any applicable state securities laws, that the Equity Consideration will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations no portion of the Equity Consideration can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Seller understands that no public market now exists for the Equity Consideration, and that Seller has made no assurances that a public market will ever exist for the Equity Consideration. A legend indicating that Equity Consideration has not been registered under applicable federal and state securities laws and referring to the restrictions on transferability and sale of Equity Consideration pursuant to this Agreement, the Preprogen Operating Agreement or otherwise may be placed on any certificate(s) or other document delivered to Seller or any substitute therefor and any transfer agent of Buyer may be instructed to require compliance therewith. Seller understands that the Equity Consideration acquired by it shall, upon issuance by Buyer, without any further action on the part of Buyer or such Person, be subject to the terms of Preprogen Operating Agreement, including restrictions on transfer of the Equity Consideration contained therein.

(j) Tax. Seller represents that none of the Purchased Assets are “section 197(f)(9) intangible” as defined in section 1.197-2(h) of the Treasury Regulations promulgated under the Code.

(k) No Brokers. Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement and the Other Transaction Documents for which Buyer shall have any liability.

(l) No Commercialization. Seller has not in any way commercialized or engaged in any business activities with third parties with respect to the Purchased Assets that relate to the Business other than the internal development of the Owned IP that relates primarily to the Business.

5.2 Buyer Representations and Warranties. Buyer hereby represents and warrants to Seller on the date hereof as follows:

(a) Organization. Buyer is a limited liability company duly created and organized, and validly existing under the laws of its jurisdiction of creation, and has full power and authority to own or use the properties and assets that it purports to own or use, and to sell, encumber, distribute, exchange or in any other way dispose of such assets. Buyer is legally qualified to transact business, and, to its knowledge, there are no claims or allegations by any person or entity contesting or questioning the authority of Buyer to conduct such business.

(b) Authorization. Buyer has full limited liability company power and authority to execute, deliver and perform this Agreement and each Other Transaction Document to which it is a party and to consummate the transactions contemplated by this Agreement and the Other Transaction Documents. The execution, delivery and performance by Buyer of this Agreement and the Other Transaction Documents to which it is a party, and the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents, have been duly authorized by all necessary limited liability company action of Buyer. This Agreement and each Other Transaction Document to which Buyer is a party have been or will be duly executed and delivered by Buyer, and constitute or will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally, (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances, and (iii) public policy considerations with respect to the enforceability of rights of indemnification.

(c) No Impairments. There are no orders, actions, suits, demands or claims in writing or legal, administrative, arbitration or other alternative dispute resolution proceedings, hearings, inquiries or investigations pending against Buyer or, to Buyer’s knowledge, threatened, which are reasonably likely to call into question the validity of this Agreement, any Other Transaction Document, any portion of the Equity Consideration, or any action taken or to be taken pursuant hereto or thereto.

(d) Equity Consideration. Without limiting the other representations and warranties contained in this Section 5.2: (i) Buyer has all requisite limited liability company power and authority to issue and sell the Equity Consideration; (ii) the issuance and sale of Equity Consideration has been duly authorized by all necessary limited liability company action on the part of Buyer; and (iii) assuming the accuracy of the representations and warranties of Seller contained in Section 5.1(i), the offer, sale and issuance of the Equity Consideration will be exempt from the registration requirements of the Securities Act and any other applicable Laws. Buyer has been formed for the purposes of entering into the transactions contemplated by this Agreement and, except as set forth on Schedule 5.2(d), Buyer has no material assets or liabilities.

(e) No Brokers. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement and the Other Transaction Documents for which Seller shall have liability.

5.3 No Other Representations.

(a) Except as set forth in Section 5.2 or in the Preprogen Operating Agreement, and other than in the case of fraud or willful misconduct and subject to the terms of this Agreement and the Preprogen Operating Agreement, the Equity Consideration is provided “as-is” without warranty of any kind, express or implied, and Seller acknowledges that neither Buyer nor any other Person has made any representation or warranty, expressed or implied, as to Buyer, the Equity Consideration, the accuracy or completeness of any information regarding Buyer, its business, properties, assets or operations furnished or made available to Seller and its representatives, or any other matter related to the transactions contemplated herein and that Seller is relying only on the representations and warranties set forth in Section 5.2 and in the Preprogen Operating Agreement.

(b) Except as set forth in Section 5.1 or in any Other Transaction Document, and other than in the case of fraud or willful misconduct and subject to the terms of this Agreement and the Other Transaction Documents, the Purchased Assets and the Warrant are provided “as-is” without warranty of any kind, express or implied, and Buyer acknowledges that neither Seller nor any other Person has made any representation or warranty, expressed or implied, as to Seller, the Warrant, the Warrant Shares, the accuracy or completeness of any information regarding Seller, its business, properties, assets or operations furnished or made available to Buyer and its representatives, or any other matter related to the transactions contemplated herein and Buyer is relying only on the representations and warranties set forth in Section 5.1 and in the Other Transaction Documents.

SECTION 6.
COVENANTS.

6.1 Further Assurances. From time to time after the Closing, without further consideration, Seller and Buyer will execute and deliver such documents and take such additional action as Buyer may reasonably request in order to more effectively consummate or evidence the sale and purchase of the Purchased Assets and to more effectively vest in Buyer good and marketable title to such ownership interest or to more effectively consummate or evidence the consummation of the transactions contemplated hereby and the Other Transaction Documents. Without limiting the foregoing, in the event that any Purchased Assets or any other properties, rights, claims, assets, records, Intellectual Property (including patents, know-how, trade secrets, and diagnostic applications and data) related to or necessary to pursue the Business are held by Affiliates of Seller (including QX Labs, Inc.), then from time to time after the Closing, without further consideration, Seller will execute and deliver such documents and take such additional actions as Buyer may reasonably request in order to transfer to Buyer (or evidence the transfer to Buyer of, or vest good and marketable title in Buyer to the ownership of) such Purchased Assets and other properties, rights, claims, assets, records and Intellectual Property.

6.2 Use of Trade Names and Trademarks.

(a) From and after the Closing, Seller shall not, and Seller shall cause its Affiliates, successors, assigns not to, use any of the trade names and trademarks that are included in the Purchased Assets.

(b) As soon as reasonably practicable (and, in any event, prior to the end of the first month after the Closing), Seller shall, and Seller shall cause its Affiliates successors, and assigns to, cease use of any materials, including signage, labels, packing materials, forms, business cards, letterhead, and paper or electronic advertising and marketing materials, in each case which include any of the trade names and trademarks that are included in the Purchased Assets (or any terms confusingly similar thereto).

6.3 Funding for Manufacturer. Promptly after the Closing, Buyer shall use commercially reasonable efforts to enter into a manufacturing agreement, with a manufacturer reasonably acceptable to Seller, for the development of the initial manufacturing protocols and production processes for the ultimate manufacture of the miniform pads necessary for the respective products to be marketed and sold by Buyer, on the one hand, and Seller, on the other hand, as applicable. It is anticipated that the aggregate fees, costs and expenses to be incurred to purchase the necessary equipment, materials and tools relating thereto will be approximately $1,000,000. Buyer and Seller shall each be responsible for fifty percent (50%) of such fees, costs and expenses incurred in connection with such manufacturing agreement until the aggregate amount of such fees, costs and expenses equals $800,000 (such fees, costs and expenses, the “Shared Fees, Costs and Expenses”), and Buyer shall be responsible for any such fees, costs and expenses in excess thereof. Seller shall reasonably cooperate and assist Buyer in pursuing, negotiating and performing such manufacturing agreement. The Parties shall cooperate in good faith to more formally document the actions and agreements contemplated by this Section 6.3. Following completion of the development of such initial manufacturing protocols and production processes, the Parties shall discuss in good faith the entry into separate agreements with such manufacturer between (i) such manufacturer and Buyer and (ii) such manufacture and Seller. In connection with the foregoing, at Closing, Seller shall deposit $400,000 in a separate escrow account to be established, and following the Closing, Buyer and Seller will provide appropriate joint instructions to the escrow agent from time to time to release funds from escrow to cover the Shared Fees, Costs and Expenses described above for which Seller is responsible. In the event funds remain in escrow as of the first anniversary of the Closing Date, provided Seller has not breached any of its obligations under this Section 6.3, then Buyer and Seller shall joinly instruct the escrow agent to release any remaining funds in escrow to Seller, it being understood and agreed, however, that such release of funds to Seller shall not relieve Seller of its obligations under this Section 6.3.

6.4 Restrictive Covenants.

(a) Certain Acknowledgements. Buyer and Seller acknowledge that in order to assure Buyer that it will retain the value, including the goodwill, of the Business as a “going concern,” Buyer has required that the covenants and agreements contained in this Section 6.4 be delivered in this Agreement, and Seller, as a condition to Buyer’s willingness to enter into the transactions contemplated by this Agreement, has agreed to do so. Each of Buyer and Seller acknowledges and agrees that it is fair, reasonable and necessary, for the protection of the value of the Business and the operations, prestige, reputation and goodwill of the Business and of the purchase thereof by Buyer hereunder, that Buyer and Seller make the agreements and covenants contained in this Agreement.

(b) Non-Competition. For a period (the “Restricted Period”) commencing on the Closing Date and ending on the date that is five (5) years following the Closing Date, Seller shall not, directly or indirectly compete with the Business or as an individual proprietor, partner, shareholder, member, equityholder, officer, manager, director, employee, consultant, independent contractor, joint venturer, investor or lender, participate in any business or enterprise engaged anywhere in the United States in the provision of any services that are the same as, substantially similar to or competitive with the services that the Business was designing, developing, selling or providing, or actively planning to sell or provide, as of the Closing Date (each, a “Competing Business”); provided, however, nothing contained herein shall prohibit the Seller from developing, operating or managing the Excluded Business. The foregoing restrictions shall not be construed to prohibit the ownership by Seller of not more than one percent (1%) of any class of equity securities of any Person having a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder that are publicly owned and regularly traded on any national securities exchange or over-the-counter market, if such ownership represents a personal investment and Seller does not, directly or indirectly, in any way, manage or exercise control of any such Person, guarantee any of its financial obligations or otherwise take part in its business, other than exercising Seller’s rights as a holder of such equity securities.

(c) Non-Disparagement. Seller agrees that it shall not: (i) disparage, defame or slander the Business or Buyer, its Affiliates or any of their employees or take any action that is intended to detrimentally affect the reputation, image, relationships or public view of the Business or Buyer, its Affiliates or any of their employees; or (ii) attempt to do any of the foregoing, or assist, entice, induce or encourage any other Person to do or attempt to do any activity that, were it done by Seller, would violate any provision of this Section 6.4(c).

(d) Non-Hire and Non-Solicitation of Employees and Consultants. Seller agrees that it shall not, during the Restricted Period, directly or indirectly, solicit Dr. Shalom Hirschman, hire Dr. Shalom Hirschman or in any manner encourage Dr. Shalom Hirschman to terminate his relationship with the Business. The Parties agree and acknowledge that nothing contained herein shall prevent Dr. Shalom Hirschman from serving as a director of Seller, provided he does not serve as an executive or employee of Seller or its Affiliates.

(e) Other Documents. The provisions of this Section 6.4 are in addition to, and not in limitation of, Seller’s obligations and agreements set forth in the other agreements contemplated by this Agreement.

6.5 Registration Rights.

(a) Piggyback Registration Rights. If at any time following the date of this Agreement Seller proposes for any reason to register any shares of its common stock under the Securities Act of 1933, as amended (the “Securities Act”) (other than pursuant to a registration statement on Form S-4 or Form S-8 (or a similar or successor form)) with respect to an offering of common stock by Seller for its own account or for the account of any of its stockholders, it shall at each such time promptly give written notice to the Warrantholder of its intention to do so (but in no event less than thirty (30) days before the anticipated filing date) and include in such registration all Warrant Shares with respect to which Seller has received written requests for inclusion therein within fifteen (15) days after receipt of Seller’s notice.  Such notice shall offer the Warrantholder the opportunity to register such number of Warrant Shares as the Warrantholder may request.

(b) Demand Registration Rights. If, at any time when it is not eligible to use a Form S-3 registration statement, the Company receives a request from the Warrantholder that the Company file a Form S-1 registration statement with respect to the Warrant Shares, then the Company shall as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Warrantholder, file a Form S-1 registration statement under the Securities Act covering all Warrant Shares that the Warrantholder requested to be registered. If, at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from the Warrantholder that the Company file a Form S-3 registration statement with respect to the Warrant Shares, then the Company shall as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Warrantholder, file a Form S-3 registration statement under the Securities Act covering all Warrant Shares requested to be included in such registration by the Warrantholder.

(c) Assignment. Notwithstanding anything to the contrary contained herein, the Warrantholder shall be permitted to transfer and assign its rights under this Section 6.5 to any Person to which all or a portion of the Warrant or the Warrant Shares are transferred, and any Person to which the rights under this Section 6.5 are transferred and assigned shall be permitted to subsequently transfer and assign its rights under this Section 6.5 to any Person to which all or a portion of the Warrant or the Warrant Shares are subsequently transferred.

SECTION 7.
INDEMNIFICATION.

7.1 Indemnification by Seller. Seller will indemnify and hold harmless Buyer, its Affiliates (including the Warrantholder), and each of their respective directors, officers, managers, partners, members, stockholders, equity holders, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) for, and will pay to the Buyer Indemnified Parties the amount of, any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value (collectively, “Losses”), whether or not involving a third-party claim, arising out of or relating to:

(a) any breach of any representation or warranty made by Seller in this Agreement or any Other Transaction Document;

(b) any breach by Seller of any covenant or obligation of Seller in this Agreement or any Other Transaction Document;

(c) any Excluded Liability;

(d) without limiting Section 5.1(f), Section 5.1(g) or any other provision of this Agreement, any Encumbrance claimed by Platinum Long Term Growth VII LLC or any of its Affiliates or any of their respective successors or assigns on any of the Purchased Assets; or

(e) without limiting Section 5.1(f), Section 5.1(g) or any other provision of this Agreement, that certain assignment dated as of February 8, 2006, by William H. Fleming in favor of “QuantRx Medical Corporation, a corporation organized under the laws of the State or Oregon” with respect to U.S. Patent No. 6,811,549 and the failure of such assignment to properly name the Seller as the assignee;

Notwithstanding the foregoing, no claim for indemnification under Section 7.1(a) may be made by Buyer on behalf of the Buyer Indemnified Parties, and no payment in respect of such a claim for indemnification shall be required from Seller for any such claim until the aggregate amount of Losses which the Buyer Indemnified Parties have incurred on a cumulative basis exceeds fifty thousand thousand United States dollars ($50,000) (the “Deductible”), after which the Buyer Indemnified Parties shall be indemnified for all such Losses in excess of the Deductible; provided that the Deductible shall not apply, and the Buyer Indemnified Parties shall be entitled to indemnification without regard to satisfaction of the Deductible, in the event of fraud or with respect to, claims for breach of any Fundamental Representation. For the avoidance of doubt, the Deductible shall apply only once in respect of all claims for indemnification under Section 7.1(a) (except, in each case, in the event of fraud or with respect to claims for breach of any Fundamental Representation) by the Buyer Indemnified Parties.

7.2 Indemnification by Buyer. Buyer will indemnify and hold harmless Seller, its Affiliates, and each of their respective directors, officers, managers, partners, members, stockholders, equity holders, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) for, and will pay to the Seller Indemnified Parties the amount of, any Losses, whether or not involving a third-party claim, arising out of or relating to:

(a) any breach of any representation or warranty made by Buyer in this Agreement or any Other Transaction Document; or

(b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement or any Other Transaction Document.

7.3 Procedure for Indemnification.

(a) The party seeking indemnification (the “Indemnified Party”) shall give prompt notice (“Notice of Claim”) to the party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in which indemnification may be sought under this Section 7 (a “Proceeding”), providing in reasonable detail the facts giving rise to the claim, the amount sought, the basis for the claim and supporting documentation and stating the basis for the indemnification sought (in each case taking into account the information then available to such Indemnified Party).

(b) Promptly after receipt by the Indemnified Party of notice of the commencement of any Proceeding against it, such Indemnified Party will give written notice to the Indemnifying Party of the commencement of such claim, together with all available information regarding the same, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party’s failure to give such notice.

(c) If any Proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (A) the Indemnifying Party is also a party to such Proceeding and legal counsel for the Indemnified Party determines in good faith that a bona fide conflict of interest would result in the case of joint representation, or (B) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (x) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (y) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent, such consent not to be unreasonably withheld, conditioned or delayed; and (z) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent, such consent not to be unreasonably withheld, conditioned or delayed. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten (10) Business Days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

(d) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).

(e) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

(f) If the Indemnifying Party disputes all or any portion of the Notice of Claim, the Indemnifying Party must provide written notice (a “Disagreement Notice”) of its objection (detailing the objection) to the Indemnified Party within ten (10) Business Days after the receipt of the notice from the Indemnified Party. Failure by the Indemnifying Party to give such Disagreement Notice shall be deemed acknowledgment and agreement by the Indemnifying Party that the Indemnifying Party is liable for that portion of the claim as to which no objection is made. If a Disagreement Notice is provided by the Indemnifying Party to the Indemnified Party within the time required, for a ten (10) day period thereafter the Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any differences that they may have with respect to any matter specified in the Disagreement Notice. If, at the end of such ten (10) day period, the Indemnified Party and the Indemnifying Party have failed to reach written agreement with respect to all of such matters, then any party shall be entitled to pursue any remedy at law or in equity.

7.4 Survival. All of the representations and warranties of each Party contained in this Agreement shall survive the Closing hereunder indefinitely. The covenants of each Party under this Agreement shall survive the Closing indefinitely unless a shorter period of performance is specified with respect to such covenant. If an indemnification claim is asserted by an Indemnified Party before the expiration of the survival or limitations period, such asserted claim shall survive until the final adjudication and resolution of such claim.

SECTION 8.
GENERAL.

8.1 Expenses. Except as otherwise provided in this Agreement, each Party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

8.2 Confidentiality; Public Announcement.

(a) Seller shall not, and Seller shall cause its Affiliates not to, use, disclose or furnish to any third party any information of or regarding Buyer or the Purchased Assets, except for information which: (i) is or becomes available in the public domain (other than as a result of a disclosure by Seller or its Affiliates in breach of this Agreement); (ii) is required to be disclosed by applicable Law (provided that Seller provide Buyer prior notice of such required disclosure and a reasonable opportunity to take steps to maintain the confidentiality thereof); or (iii) Buyer expressly authorizes, in writing, Seller or other party to disclose such information prior to such disclosure.

(b) Each Party shall not disclose or furnish to any third party (other than their directors, legal counsel and accountants who are bound by reasonable confidentiality obligations) the terms and conditions of this Agreement. Notwithstanding the foregoing, (i) each Party may disclose the terms and conditions of this Agreement to the extent such disclosure is reasonably necessary to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) and with judicial process, it being understood and agreed that Seller shall provide Buyer a reasonable opportunity to review and comment on any public announcement regarding this Agreement or the transactions contemplated hereby, (ii) each Party may disclose the terms and conditions of this Agreement to the extent necessary in connection with the enforcement of this Agreement, and (iii) Buyer may disclose the terms and conditions of this Agreement to an actual or potential assignee or other purchaser, investment banker, investor or lender, and their representatives.

8.3 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. All disputes arising out of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. The Parties hereby irrevocably and unconditionally consent to submit to the sole and exclusive jurisdiction and venue of the federal and state courts of the State of Delaware for any litigation between the Parties arising out of or relating to this Agreement; provided, that any judgment or order obtained from such court(s) may be enforced in any other applicable jurisdiction. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY DISPUTES OR LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

8.4 Assignment; Binding Effect; No Third-Party Rights. No Party may assign this Agreement in whole or in part without the prior written consent of the other Party; provided, however, that Buyer may assign this Agreement without the written consent of Seller to (a) its financing sources (solely as security for obligations arising in connection with such financing), provided that Buyer continues to be bound by its obligations hereunder, and (b) an Affiliate or Buyer or an entity succeeding to substantially all the assets and business of Buyer by merger, purchase or otherwise, provided that such assignee expressly agrees to be bound by Buyer’s obligations hereunder. Except as otherwise expressly provided herein, this Agreement and its provisions are for the sole benefit of the parties to this Agreement and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim; provided however, that, for the avoidance of doubt, the Warrantholder is an intended third party beneficiary of Section 5.1 (Seller Representations and Warranties), Section 6.5 (Registration Rights) and Section 7 (Indemnification) with the right and power to enforce the provisions thereof.

8.5 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted, if transmitted by facsimile, electronic or digital transmission method; the day after it is sent if sent for next day delivery to a domestic address by a recognized overnight delivery service. All notices to a Party will be sent to the addresses set forth below such Party’s signature hereto or to such other address or person or entity as such Party may designate by notice to each other Party hereunder.

8.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

8.7 Miscellaneous. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement, including the schedules and exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the Parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each Party hereto, or in the case of a waiver, the Party waiving compliance. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement. A facsimile or electronic (e.g., PDF) signature shall be considered original for all purposes hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

BUYER PREPROGEN LLC By: /s/ Mayer Goldberger Name: Mayer Goldberger Title: Founder Address for Notice 4 Lemberg Court Suite 304 Monroe NY 10950 Attn: E. Goldberge rEmail:eli@egoldco.com

SELLER
QUANTRX BIOMEDICAL CORPORATION

By: /s/ Shalom Z. Hirschman
Name: Dr. Shalom Z. Hirschman
Title: Chief Executive Officer

Address for Notice

QuantRx Biomedical Corporation
171 Sherwood Lane
Raynham, MA 02767
Attention: Michael Abrams
Tel No.: (212) 980-2235
Email Address: mabrams@burnhamhill.com

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SCHEDULE A
PURCHASED ASSETS

See attached

EXHIBIT 3.2(B)
PAYOFF LETTER

See attached.

EXHIBIT 3.2(D)
PREPOGEN OPERATING AGREEMENT

See attached.

EXHIBIT 3.2(F)
IP ASSIGNMENTS

See attached.

EXHIBIT 3.2(G)
WARRANT

See attached.

EXHIBIT 3.2(H)
LICENSE AGREEMENT

See attached.